EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-4 No. 333-140441) of Stewart & Stevenson LLC and in the related Prospectus of our report dated April 28, 2008, with respect to the consolidated financial statements of Stewart & Stevenson LLC included in this Annual Report (Form 10-K) for the year ended January 31, 2008.

/s/ ERNST & YOUNG LLP
April 28, 2008
Houston, Texas